CERTIFICATE OF DESIGNATIONS
                                       OF
                                 CNE GROUP, INC.
                       ADOPTED PURSUANT TO SECTION 151(G)
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW



     RESOLVED, that pursuant to the authority expressly granted to the Board of Directors (the "Board of Directors") of CNE Group, Inc., a Delaware Corporation (the "Company"), by the provisions of the Amended and Restated Certificate of Incorporation of the Company and the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors hereby creates a series of preferred stock, par value $0.00001 per share, and determines the designation and number of shares of Series AA Preferred Stock which constitute such series and the relative rights, preferences and limitations of such series as follows:

     1. Designation and Number of Series AA Preferred Stock. The series of
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Preferred Stock shall be designated as "Series AA Preferred Stock" (hereinafter called the "Series AA Preferred Stock") and shall consist of a total of 2,000,000 shares of Series AA Preferred Stock, par value $0.00001 per share.

     2. Dividends. The holders of Series AA Preferred Stock shall be entitled to
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receive a cumulative dividend equal to 8% of the Liquidating Preference on an annual basis, payable quarterly in cash commencing on January 1, 2004.

     3. Liquidation Preference.
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        (a) In the event of any liquidation, dissolution or winding up of the
Company, either voluntary or involuntary, the holders of the Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any remaining assets of the Company to the holders of Common Stock and any other Preferred Stock not then equal to senior to the Series AA Preferred Stock, by reason of their ownership thereof, an amount equal to $1.00 for each outstanding share of Series AA Preferred Stock (the "Liquidating Preference"). If, upon the occurrence of the liquidation, dissolution or winding up of the Company, the assets and funds thereof distributed to the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders in full of the Liquidating Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock and any Preferred Stock equal to the Series AA Preferred Stock in proportion to the amount of Preferred Stock held by each.

        (b) In the event of a liquidation as described above, all non-cash assets of the Company shall be valued as follows:

            (i) Securities not subject to legend, investment letter or other similar restrictions on free marketability:



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            (A) If traded on a recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing;

            (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the closing; and

            (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company's Board of Directors, which determination shall be final absent fraud or manifest error.

        (ii) Securities subject to legend, investment letter or other similar restrictions shall be valued by an appropriate discount from the market value as determined in accordance with subsection (i) (C) above.

     4. Redemption. The holders of the Series AA Preferred Stock shall have no
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right of redemption. The Company, subject to and in compliance with the provisions hereof, shall have the right, but not the obligation, to redeem all or any portion of the Series AA Preferred Stock in an amount equal to the Liquidating Preference plus any dividends accrued but unpaid as of the date of redemption (i) at any time for cash, and/or (ii) after April 30, 2008 and before October 31, 2008 (the "Redemption Period"), for such number of shares of Common Stock ("the Redemption Shares") as shall equal the quotient obtained by dividing
(x) the Liquidating Preference of the Series AA Preferred Stock and any then accrued and unpaid dividends by (y) the Applicable Redemption Rate(as hereinafter determined), upon surrender of the Series AA Preferred Stock by the holder thereof to the Company. For purposes hereof the term "Applicable Redemption Rate" shall be the average of the daily closing bid prices (each such price is referred to individually as a "Floating Reference Price" and, collectively, as the "Floating Reference Prices") during the 30 trading days immediately preceding the date on which Company gives the holder of the Series AA Preferred Stock written notice its election to redeem his Series AA Preferred Stock for the Redemption Shares as provided herein. The closing bid price on any trading day shall be (a) if the Common Stock is then listed or quoted on either the American Stock Exchange or other national exchange, the NASDAQ SmallCap Market or the NASDAQ National Market, the reported closing bid price for the Common Stock as reported by Bloomberg, L.P. or The Wall Street Journal on such day (or, if not so reported but the Common Stock is quoted in the over-the-counter market bulletin board or the pink sheets, the last reported bid price thereof on such date). If the price of the Common Stock cannot be calculated on such date on any of the foregoing bases, such price on such date shall be determined by Company's Board of Directors, which amount shall be conclusive absent fraud or manifest error. "Trading day" shall mean any day on which the Company's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. Not withstanding anything to the contrary set forth above, the Applicable Redemption Rate shall not be less than $1.00 per share unless the reduction in value is due to adjustments set forth in the next succeeding sentence. In case of any consolidation of the Company with, or merger of the Company with, or into, another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to each holder of shares of Series AA Preferred Stock a supplemental redemption



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agreement providing that the holder shall have the right thereafter to receive, upon redemption of his Series AA Preferred Stock for Redemption Shares, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by the holder of the number of shares of his Redemption Shares for which he might have redeemed his Series AA Preferred Stock immediately prior to such consolidation or merger and such supplemental redemption agreement shall provide for adjustments that shall be identical to the adjustments provided in this Paragraph 4. To the extent that the Company
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shall not have redeemed shares of Series AA Preferred Stock at the termination of the Redemption Period, the Series AA Preferred Stock then remaining outstanding shall thereafter bear a 12% cumulative dividend, payable quarterly in cash. In the event that the Company shall fail to pay two consecutive quarterly dividends (a "Dividend Payment Failure"), the holders of a majority of the then outstanding shares of Series AA Preferred Stock shall have the right to elect the majority of the Company's directors until the Dividend Payment Failure shall have been cured. If, during the period prior to the Company curing a Dividend Payment Failure, the holders of the Company's Series A Preferred Stock (the "A Preferred Stock") and/or Series C Preferred Stock (the "C Preferred Stock") and/or Series E Preferred Stock (the "E Preferred Stock") shall obtain the right to elect the majority of the Company's directors as the result of a Dividend Payment Failure as defined in the Certificates of Designations for the A, C and/or E Preferred Stock, as the case may be, then the holders of a majority of the shares of the Series AA Preferred Stock and/or Series A Preferred Stock and/or C Preferred Stock and/or E Preferred Stock, as the case may be, shall have the right, voting as a single class, to elect the majority of the Company's directors until the Dividend Payment Failure of the applicable Series of Preferred Stock shall have been paid. By way of example, if the holders of the Series AA, A, C and E Preferred Stock shall have obtained the right to vote as provided herein pursuant to a Dividend Payment Failure and the Dividend Payment Failure of one Series is subsequently cured but the Dividend Payment Failure of the other Series shall not have been cured, only the Series whose Dividend Payment Failure have not been cured shall retain the right to elect the majority of the Company's directors. If the Company redeems less than all of the outstanding shares of Series AA Preferred Stock as provided in this
Section 4, then such redemption shall be made on a pro rata basis. The Company
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shall remit the appropriate amount of cash or issue the appropriate number of
Redemption Shares, as the case may be, to each holder of the Series AA Preferred Stock whose shares are to be redeemed upon receipt of such holder's certificate representing the shares of the Series AA Preferred Stock to be redeemed. After the Redemption Date, all shares of Series AA Preferred Stock redeemed as provided herein shall cease to exist and the holders thereof shall have only the right to receive the cash or the Redemption Shares payable or issuable to them, as the case may be, for the redemption of their Series AA Preferred Stock. The Company shall deliver the certificates representing the Redemption Shares a holder whose shares are to be redeemed within 15 business days after it has notified the holder of its intent to redeem his Series AA Preferred Stock for Redemption Shares, against delivery by him of his Stock to the Company. In the event that less than all of a holder's Series AA Preferred Stock shall be redeemed as provided herein, in addition to the cash or certificates representing the Redeemed Shares, as the case may be, the Company shall deliver to such holder a new Series AA Preferred Stock certificate with the same terms and conditions of this Series AA Preferred Stock in a Liquidating Preference amount equal to the unredeemed portion of his Series AA Preferred Stock. The Redeemed Shares that may be delivered upon redemption as provided in this
Section 4, shall be the shares of Common Stock underlying the shares of Series C Preferred Stock that are held in escrow for this purpose in accordance with a certain escrow agreement among [INSERT APPROPRIATE NAMES] dated [INSERT APPROPRIATE DATE].




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     5. Voting Rights. The holders of outstanding shares of Series AA Preferred
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Stock shall have no voting rights except as may be set forth in Section 4 above or as required by Delaware law.

     6. Protective Provisions. So long as any shares of Series AA Preferred
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Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock:

        (a) alter or change the rights, preferences or privileges of the Series AA Preferred Stock so as to affect adversely such Series AA Preferred Stock;

        (b) increase or decrease (other than by redemption) the total number of authorized shares of Series AA Preferred Stock; or

        (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series AA Preferred Stock upon liquidation, or (ii) having rights similar to any of the rights of the Series AA Preferred Stock under this Section 6.

     7. Notices. Any notice required by the provisions hereof to be given to the
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holders of the Series AA Preferred Stock shall be deemed given if deposited by mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Anthony S. Conigliaro, its Secretary, as of the 31st day of August, 2003.


                                                     ---------------------------
                                                         Anthony S. Conigliaro


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